Exhibit 99.1

Myomo Reports Second Quarter 2024 Financial Results

Record revenue of $7.5 million

Record 213 MyoPro® authorizations and orders

Record 550 additions to the pipeline, with 1,179 patients in the pipeline at quarter-end

BOSTON (August 6, 2024) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced financial results for the three and six months ended June 30, 2024.

Financial and operational highlights for the second quarter of 2024 include the following (all comparisons are with the second quarter of 2023 unless otherwise indicated):

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Product revenue was $7.5 million, up 77%, with total revenue up 26% reflecting receipt of the final joint venture license fee payment in the prior-year period;
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Revenue units were 158, up 63%;
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Orders and insurance authorizations were received for 213 MyoPro units, up 70%;
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Backlog, which represents insurance authorizations and orders received but not yet converted to revenue, was 282 units as of June 30, 2024, up 58%;
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550 new candidates were added to the patient pipeline, up 35%;
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There were 1,179 MyoPro candidates in the patient pipeline as of June 30, 2024, up 22%;
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Gross margin was 70.8%, down 100 basis points, with gross margin on product revenues up 1,030 basis points; and,
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Cost per pipeline add was $1,545, down 26%.

Management Commentary

“I'm proud of our execution during the second quarter," said Paul R. Gudonis, Myomo's chairman and chief executive officer. "Throughout the organization, we focused on serving a large number of Medicare Part B patients in addition to patients with other insurance, while ensuring we had the clinical, reimbursement and manufacturing capacity to deliver record financial and operating results."

Financial Results

	For the Three Months Ended June 30,		Period- to-Period Change		For the Six Months Ended June 30,		Period- to-Period Change
	2024	2023	$	%	2024	2023	$	%
Product revenue	$7,520,767	$4,243,624	$3,277,143	77%	$11,275,156	$7,690,332	$3,584,824	47%
License revenue	—	1,714,920	(1,714,920)	(100)%	-	1,714,920	(1,714,920)	(100)%
Total revenue	7,520,767	5,958,544	1,562,223	26%	11,275,156	9,405,252	1,869,904	20%
Cost of revenue	2,195,255	1,677,488	517,767	31%	3,650,601	2,816,594	834,007	30%
Gross profit	$5,325,512	$4,281,056	$1,044,456	24%	$7,624,555	$6,588,658	$1,035,897	16%
Gross margin %	70.8%	71.8%		-1.0%	67.6%	70.1%		-2.5%

Revenue for the second quarter of 2024 was $7.5 million, up 26% compared with the second quarter of 2023, which included the final payment of the technology license fee from the Company's joint venture partner in China. Product revenue increased 77% compared with the same period a year ago. Growth in product revenue was driven by a higher number of revenue units as evidence of payments from the Centers for Medicare and Medicaid Services ("CMS") were received faster than anticipated, and by a higher average selling price ("ASP") reflecting reimbursement amounts from CMS and certain Medicare Advantage payers than were in line with the CMS fees that became effective on April 1, 2024. Myomo recognized revenue on 158 MyoPro units in the second quarter of 2024, up 63% over the same quarter a year ago. Year-to-date revenues were $11.3 million, up 20% compared with the same period a year ago. Product revenue was up 47% compared with the first half of 2023.

Gross margin for the second quarter of 2024 was 70.8%, compared with 71.8% for the second quarter of 2023. The decrease was driven primarily by the license fee payment in the second quarter of 2023 offset by a higher ASP.
Gross margin on product revenues for the second quarter of 2023 was 60.5%. Year-to-date gross margin was 67.6%, compared with 70.1% for the same period a year ago. Gross margin on product revenue for the first half of 2023 was 63.4%.

Operating expenses for the second quarter of 2024 were $6.4 million, an increase of 20% compared with the second quarter of 2023. The increase was driven primarily by higher payroll expense due to the addition of headcount to increase the Company's field clinical and reimbursement capacity and incentive compensation accruals, offset by lower stock-based compensation expense. Advertising costs of $0.8 million were unchanged, compared with the second quarter of 2023. Cost per pipeline add was $1,545, a decrease of 26%, compared with the second quarter of 2023. Year-to-date operating expenses were $12.6 million, an increase of 22%, compared with the same period a year ago.

Operating loss for the second quarter of 2024 was $1.1 million, roughly unchanged from the second quarter of 2023, which included the impact of the license revenue at 100% margin. Net loss for the second quarter of 2024 was $1.1 million, or $0.03 per share, compared with a net loss of $1.0 million, or $0.04 per share, for the second quarter of 2023. Year-to-date operating loss was $5.0 million, compared with an operating loss of $3.8 million for the same period a year ago. Year-to-date net loss was $5.0 million, or $0.13 per share, compared with a net loss of $3.7 million, or $0.14 per share, for the same period a year ago.

Adjusted EBITDA for the second quarter of 2024 was $(1.2) million, compared with $(0.8) million for the second quarter of 2023. Year-to-date Adjusted EBITDA was $(4.7) million, compared with $(3.2) million for the same period a year ago. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Operations Update

The patient pipeline was 1,179 patients as of June 30, 2024, compared with 969 at June 30, 2023, an increase of 22%. A record 550 patients were added to the pipeline in the second quarter of 2024, an increase of 35% compared with the same period a year ago. The Company generated a record 213 authorizations, orders and other additions to backlog in the second quarter of 2024, an increase of 70% compared with the same period a year ago. As a result, backlog was a record 282 patients as of June 30, 2024, an increase of 58% compared with June 30, 2023.

Business Outlook

“Our backlog entering the third quarter is slightly higher than the backlog we had entering the second quarter. In addition, velocity of revenue recognition is expected to be somewhat higher as we are now recording revenue from Medicare Part B patients at the time of product delivery," added Mr. Gudonis. "As a result, we expect third quarter revenue to be in the range of $8.0 million to $8.5 million. We intend to increase our advertising spending in the second half of 2024 to drive more volume into the top of our patient funnel, which is expected primarily to impact 2025 revenues, We continue to believe our full year revenue expectation of $28 million to $30 million is achievable as the required clinical, reimbursement and manufacturing capacity is in place."

"We are continuing our efforts to position the Company to achieve revenue of $10 million in the fourth quarter and for continued growth in 2025," said David Henry, Myomo's chief financial officer. "We continue to believe that operating cash flow breakeven is achievable in the fourth quarter. However increasing advertising spending to educate prospective patients in the second half of the year may impact achieving this objective."

Cash Position

Cash, cash equivalents and short-term investments as of June 30, 2024 were $9.0 million. Cash used in operating activities was $1.9 million for the second quarter of 2024, compared with $0.3 million for the second quarter of 2023.

Conference Call and Webcast

Myomo will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions. Participants are encouraged to pre-register for the call at this link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time including up to and after the start of the call. Those unable to pre-register may participate by dialing 844-707-6932 (U.S.) or 412-317-9250 (International). A webcast of the call will also be available at Myomo’s Investor Relations page at http://ir.myomo.com/.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A dial-in replay of the call will be available until August 21, 2024 at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (International), with passcode 50686488.

Non-GAAP Financial Measures

Myomo is providing financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense and loss on equity investment. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for third quarter and full year 2024 revenue, as well as expectations regarding achieving operating cash flow breakeven by the fourth quarter of 2024, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

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our ability to obtain sufficient reimbursement from third-party payers for our products;
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our ability to navigate factors both within and outside our control to grow revenues sufficiently to achieve operating cash flow breakeven on a quarterly basis;
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our revenue concentration with Medicare and with a particular insurance payer as a result of focusing our efforts on patients with insurers who have previously reimbursed for the MyoPro;
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our ability to continue normal operations and patient interactions without supply chain disruption in order to deliver and fit our custom-fabricated devices;
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our marketing and commercialization efforts;
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our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;
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our ability to obtain and maintain our strategic collaborations and to realize the intended results of such collaborations;
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our ability to effectively execute our business plan and scale up our operations;
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our expectations as to our product development programs, including improving our existing products and developing new products;
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our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our products;
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our expectations as to our clinical research program and clinical results;
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our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others;
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our ability to gain and maintain regulatory approvals;
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our ability to compete and succeed in a highly competitive and evolving industry; and
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general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material or adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

(Tables to follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months ended		For the Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenue
Product revenue	$7,520,767	$4,243,624	$11,275,156	$7,690,332
License revenue	—	1,714,920	—	1,714,920
	7,520,767	5,958,544	11,275,156	9,405,252

Cost of revenue	2,195,255	1,677,488	3,650,601	2,816,594
Gross profit	5,325,512	4,281,056	7,624,555	6,588,658
Operating expenses:
Research and development	1,007,224	564,235	1,963,438	1,041,225
Selling, clinical and marketing	2,777,135	2,271,938	5,138,980	4,302,488
General and administrative	2,656,217	2,547,890	5,525,968	5,018,947
	6,440,576	5,384,063	12,628,386	10,362,660

Loss from operations	(1,115,064)	(1,103,007)	(5,003,831)	(3,774,002)

Other (income) expense, net
Interest income	(107,242)	(103,439)	(242,535)	(189,753)
Other expense, net	—	5,631	—	5,631
Loss on equity investment	—	12,514	—	29,716
	(107,242)	(85,294)	(242,535)	(154,406)
Loss before income taxes	(1,007,822)	(1,017,713)	(4,761,296)	(3,619,596)
Income tax expense (benefit)	113,785	(3,562)	195,943	38,849
Net loss	$(1,121,607)	$(1,014,151)	$(4,957,239)	$(3,658,445)

Weighted average number of common shares outstanding:
Basic and diluted	37,368,488	27,992,928	37,060,543	26,000,216
Net loss per share attributable to common stockholders
Basic and diluted	$(0.03)	$(0.04)	$(0.13)	$(0.14)

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2024	2023
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$5,846,100	$6,871,306
Short-term investments	3,135,801	1,994,662
Accounts receivable, net	2,526,361	2,382,658
Inventories, net	2,601,104	1,803,507
Prepaid expenses and other current assets	1,032,323	598,850
Total Current Assets	15,141,689	13,650,983
Operating lease assets with right of use	539,498	663,554
Equipment, net	289,303	175,794
Other assets	219,891	91,237
Total Assets	$16,190,381	$14,581,568
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	5,868,407	4,885,944
Current operating lease liability	316,600	486,143
Income taxes payable	268,310	96,461
Deferred revenue	12,015	8,510
Total Current Liabilities	6,465,332	5,477,058
Non-current operating lease liability	47,338	115,160
Total Liabilities	6,512,670	5,592,218
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock	—	—
Common stock	3,021	2,715
Additional paid-in capital	111,430,314	105,840,239
Accumulated other comprehensive income	138,888	83,669
Accumulated deficit	(101,888,048)	(96,930,809)
Treasury stock, at cost	(6,464)	(6,464)
Total Stockholders’ Equity	9,677,711	8,989,350
Total Liabilities and Stockholders’ Equity	$16,190,381	$14,581,568

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

For the Six Months Ended June 30,	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,957,239)	$(3,658,445)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	65,663	100,622
Stock-based compensation	228,395	451,088
Accretion of discount on short-term investments	(108,999)	—
Credit losses	5,257	13,000
Loss on equity investment	—	29,716
Amortization of right-of-use assets	124,057	209,625
Other non-cash charges	44,631	(10,786)
Changes in operating assets and liabilities:
Accounts receivable	(102,234)	235,877
Inventories	(816,055)	68,907
Prepaid expenses and other current assets	(363,375)	(212,438)
Other assets	(214,937)	—
Accounts payable and accrued expenses	990,973	888,594
Income taxes payable	176,235	34,774
Operating lease liabilities	(237,365)	(232,467)
Deferred revenue	3,505	(20,280)
Net cash used in operating activities	(5,161,488)	(2,102,213)
CASH USED IN INVESTING ACTIVITIES	(1,211,930)	(3,008,692)
CASH PROVIDED BY FINANCING ACTIVITIES	5,361,909	5,763,910
Effect of foreign exchange rate changes on cash	(13,697)	7,311

'Net (decrease) increase in cash and cash equivalents	(1,025,206)	660,316

Cash and cash equivalents, beginning of period	6,871,306	5,345,967

Cash and cash equivalents, end of period	$5,846,100	$6,006,283

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
GAAP net loss	$(1,121,607)	$(1,014,151)	$(4,957,239)	$(3,658,445)
Adjustments to reconcile to Adjusted EBITDA:
Interest income	(107,242)	(103,439)	(242,535)	(189,753)
Depreciation expense	35,979	51,989	65,663	100,622
Stock-based compensation	(91,893)	280,061	228,395	451,088
Loss on investment in minority interest	—	12,514	—	29,716
Income tax (benefit) expense	113,785	(3,562)	195,943	38,849
Adjusted EBITDA	$(1,170,978)	$(776,588)	$(4,709,773)	$(3,227,923)

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